UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2011

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 13, 2011, we and our wholly-owned subsidiary, Vertex Pharmaceuticals (Switzerland) LLC, entered into a license and collaboration agreement with Alios Biopharma, Inc., referred to herein as Alios.  Under the agreement, we agreed to collaborate with Alios on the research, development and commercialization of two pre-clinical stage nucleotide analogues discovered by Alios, ALS-2200 and ALS-2158, which act on the hepatitis C polymerase.  We are responsible for all costs related to development and commercialization of the compounds, and will provide research funding to Alios to conduct a program directed to the discovery of additional nucleotide analogues that act on the hepatitis C polymerase.

Under the terms of the agreement, we received exclusive worldwide rights to ALS-2200 and ALS-2158 and have the option to select additional compounds discovered in the research program.  We paid Alios a $60 million up-front payment, and Alios is eligible to receive research and development milestone payments of up to $715 million if both compounds are approved and commercialized.  Alios also is eligible to receive commercial milestone payments of up to $750 million, as well as tiered royalties, on net sales of approved drugs.

We may terminate the agreement (A) upon 30 days’ notice to Alios if we cease development of ALS-2200 and ALS-2158 if both compounds experience a technical failure and/or (B) upon 60 days’ notice to Alios at any time after we complete specified Phase 2a clinical trials. The agreement also may be terminated by either party for a material breach by the other, subject to notice and cure provisions. Unless earlier terminated, the agreement will continue in effect until the expiration of our royalty obligations, which expire on a country-by-country basis on the later of (i) the date the last-to-expire patent covering a licensed product expires or (ii) ten years after the first commercial sale in the country.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: June 17, 2011	/s/ Valerie L. Andrews
Valerie L. Andrews
Vice President — General Counsel Corporate